EXHIBIT 99.1

NEWS RELEASE
ENSCO INTERNATIONAL INCORPORATED

500 North Akard • Suite 4300 • Dallas, Texas 75201-3331 Tel: (214) 397-3000 • Fax: (214) 397-3370 • Web Site: www.enscous.com

ENSCO International Announces Agreement to Construct New Ultra-Deepwater Semisubmersible Rig

Dallas, Texas, September 25, 2006 ... ENSCO International Incorporated (NYSE: ESV) announced that one of its subsidiaries has entered into an agreement with the Keppel FELS Limited (Keppel FELS) Shipyard in Singapore to construct an ultra-deepwater semisubmersible rig to be named ENSCO 8502. The total project cost of ENSCO 8502 is currently expected to be approximately $385 million, with expected delivery to be late in the fourth quarter of 2009. ENSCO 8502 is the Company's third semisubmersible rig in the 8500 SeriesTM, and the Company's fourth deepwater semisubmersible rig, joining ENSCO 7500, delivered in 2000, and ENSCO 8500 and ENSCO 8501, which are under construction by Keppel FELS. ENSCO 8500 and ENSCO 8501 are expected to be delivered in the second quarter of 2008 and first quarter of 2009, respectively, and are both committed under long-term drilling contracts upon delivery.

The ENSCO 8500 SeriesTM deepwater semisubmersibles are an enhanced version of ENSCO 7500, and are based upon an ENSCO proprietary design. The 8500 SeriesTM rigs will be capable of drilling in up to 8,500 feet of water, and can readily be upgraded to 10,000 feet water-depth capability if required. Enhancements include a two million pound quad derrick, offline pipe handling capability, increased drilling capacity, greater variable deck load, and improved automatic station keeping ability. With these features, the 8500 SeriesTM rigs will be especially well-suited for deepwater development drilling.

Carl F. Thorne, ENSCO's Chairman and Chief Executive Officer, commented: "We are committed to a long-term strategy of increasing our deepwater rig fleet. We continue to see strong demand for deepwater equipment and are in discussions with several customers that have expressed interest in ENSCO 8502. We have elected to proceed with construction of ENSCO 8502 in advance of securing a firm drilling commitment for the rig as we believe that the window of opportunity to secure a 2009 delivery and achieve a competitive cost for the rig was closing. With all three of our other deepwater rigs committed well into the future, and with our contract backlog now in excess of $3 billion, we believe that the time was right to act. We are gratified to again be working with Keppel FELS shipyard on the ENSCO 8502 project."

Statements contained in this news release that state Company or management intentions, hopes, beliefs, anticipations, expectations or predictions of future events are forward-looking statements. Such forward-looking statements include references to the expected ENSCO 8500, ENSCO 8501 and ENSCO 8502 delivery dates, and the cost of ENSCO 8502. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. The factors that could cause actual results to differ materially from those in the forward-looking statements include the following: (i) delay in the anticipated ENSCO 8500, ENSCO 8501 and ENSCO 8502 delivery dates, (ii) changes in actual cost of ENSCO 8502, (iii) general rig construction risks, (iv) risks of commissioning and delivery acceptance, (v) risks associated with shipbuilding in foreign jurisdictions, (vi) force majeure events, (vii) renegotiation, nullification, or breach of contracts, and (viii) the risks described from time to time in the Company's SEC filings. Copies of such filings may be obtained by contacting the Company or the SEC.

The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements to reflect any change in Company or management expectations or any change in events, conditions or circumstances on which any such statements are based.

ENSCO, headquartered in Dallas, Texas, owns and operates a modern fleet of offshore drilling rigs servicing the petroleum industry on a global basis.

Contact: Richard LeBlanc 214-397-3011